Phoenix Autocallable Notes

Linked to

Common Stock or

Shares of an Exchange Traded Fund

Product Supplement

Dated May 2, 2016

(To Prospectus dated April 29, 2016)

Phoenix Autocallable Notes
Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Phoenix Autocallable Notes, which we refer to as the “Notes”, linked to either (i) common stock, including an American depositary receipt (an “ADR”), of a specific company, or (ii) shares of an exchange traded fund (each, an “underlying equity”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name and issuer of the underlying equity (the “underlying equity issuer”), and the specific manner in which such Notes may be offered, will be described for each particular offering of Notes in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”).

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

The general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:	UBS AG.
Booking Branch:	The booking branch of UBS AG will be specified in the applicable pricing supplement.
Issue Price:	The issue price per Note will be set equal to 100% of the principal amount of each Note.
Principal Amount:	Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note will be $1,000.
Contingent Interest Payment:

We will pay you a contingent interest payment during the term of the Notes in arrears on each interest payment date under the conditions described below:

➢  If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay for each Note you hold the contingent interest payment applicable to that date.

➢  If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to that date.

Contingent interest payments on the Notes are not guaranteed and should not be viewed as periodic interest payments.

The “contingent interest payment” applicable to each interest observation date will be a fixed amount specified in the applicable pricing supplement.

Interest Barrier:	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”).
Automatic Call:	The Notes will be called automatically by UBS if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay on the applicable call settlement date a cash payment per Note equal to your principal amount. Following an automatic call, no further amounts will be owed to you under the Notes after the applicable call settlement date. As discussed above, if the closing price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the call settlement date.
Payment at Maturity:

If the Notes are not called, your payment at maturity will depend on whether the final price is less than the trigger price, as described below:

➢  If the final price is equal to or greater than the trigger price, UBS will pay you for each Note you hold a cash payment per Note equal to your principal amount on the maturity date.

➢  If the final price is less than the trigger price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares) or (ii) pay you the cash equivalent (each as defined below) for each Note you hold.

As discussed above, if the final price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the maturity date.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Share Delivery Amount:	A number of shares of the underlying equity equal to the principal amount divided by the initial price. Expressed as a formula:

        $1,000
Initial Price

The share delivery amount is subject to adjustments in the case of antidilution and reorganization events described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. Any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final price.

Cash Equivalent:	An amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price.
Initial Price:	The closing price of the underlying equity on the trade date. The initial price will be determined by the calculation agent and may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.
Final Price:	The closing price of the underlying equity on the valuation date or the arithmetic average of the closing prices of the underlying equity on each averaging date. The final price will be determined by the calculation agent and may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.
Trigger Price:	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”). The trigger price may be higher or lower than the interest barrier. If the trigger price is higher, this means that you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.
Trade Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”.
Settlement Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”.
Maturity Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Maturity Date”.
Interest Observation Dates:	One or more dates that will be specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Interest Observation Dates and Autocall Observation Dates”. The final interest observation date during the term of your Notes will also be the valuation date.
Autocall Observation Dates:	One or more dates that will be specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”.
Valuation Date:	As specified in the applicable pricing supplement, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Date”.
Averaging Dates:	As specified in the applicable pricing supplement, the number of trading days ending on and including the valuation date on which the closing price of the underlying equity is observed for purposes of determining the final price, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Averaging Dates”.
Interest Payment Dates:	With respect to any interest observation date, the interest payment date will generally be two to five business days following the applicable interest observation date. The final interest payment date will also be the maturity date.
Call Settlement Date:	If the Notes are called, the call settlement date will be the first interest payment date following the relevant autocall observation date.
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.
Calculation Agent:	UBS Securities LLC.

The applicable pricing supplement will describe the specific terms of any Notes that we offer, including (i) the underlying equity and (ii) the specific manner in which the Notes are being offered.

See “Risk Factors” beginning on page PS-14 of this product supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Securities LLC

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this product supplement together with the prospectus dated April 29, 2016, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series B, of which the Notes are a part, and any applicable pricing supplement related to the Notes that we may file with the Securities and Exchange Commission (“SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Notes	PS-11
Risk Factors	PS-14
General Terms of the Notes	PS-25
Use of Proceeds and Hedging	PS-41
Supplemental U.S. Tax Considerations	PS-42
Certain ERISA Considerations	PS-50
Supplemental Plan of Distribution (Conflicts of Interest)	PS-51

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. On the trade date for each offering of the Notes, UBS AG will prepare a pricing supplement. The pricing supplement will specify the underlying equity and the specific pricing terms for that issuance and will indicate any changes to the general terms specified below. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean Phoenix Autocallable Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016, of UBS. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Notes unless the context otherwise requires.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

What are the Phoenix Autocallable Notes?

The Phoenix Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of either (i) common stock of a specific company or (ii) shares of an exchange traded fund (each, an “underlying equity”). As used in this product supplement, the term “common stock” also includes non-U.S. equity securities issued through depositary arrangements such as American depositary receipts (“ADRs”). We refer to the common stock represented by an ADR as “non-U.S. stock”. If the underlying equity is an ADR, the term “non-U.S. stock issuer” refers to the issuer of the non-U.S. stock underlying such ADR.

Contingent Interest Payment

We will pay you the applicable contingent interest payment for each Note you own during the term of the Notes in arrears on an interest payment date if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier. With respect to any interest observation date, the interest payment date will generally be two to five business days following the applicable interest observation date. The final interest payment date will also be the maturity date. However, if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to that date.

The “contingent interest payment” means, with respect to each interest observation date, a fixed amount as specified in the applicable pricing supplement. The final interest observation date during the term of your Notes will also be the valuation date. The “interest barrier” is a specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. Unlike ordinary debt securities, UBS will not necessarily pay contingent interest payments, and thus such payments should not be viewed as periodic interest payments. You must be willing to accept that if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay the contingent interest payment on the corresponding interest payment date. Contingent interest payments on the Notes are not guaranteed and should not be viewed as periodic interest payments.

PS-1

Payment Upon an Automatic Call

If the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date, UBS will call the Notes automatically (an “automatic call”). If UBS calls the Notes, the call settlement date will be the first interest payment date following the relevant autocall observation date. If we call the Notes, UBS will pay on the applicable call settlement date a cash payment per Note equal to your principal amount.

As discussed above, if the closing price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the call settlement date.

Payment at Maturity

If the Notes are not called and the final price is equal to or greater than the trigger price, UBS will pay you for each Note you hold a cash payment per Note equal to your principal amount on the maturity date.

If, however, the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares) or (ii) pay you the cash equivalent for each Note you own, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

As discussed above, if the final price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the maturity date.

The “final price” is the closing price of the underlying equity on the valuation date or the arithmetic average of the closing prices of the underlying equity on each averaging date. The final price will be determined by the calculation agent and may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

The “share delivery amount” is a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the initial price of the underlying equity. The share delivery amount will be determined by the calculation agent and may be adjusted in the case of Antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. The “cash equivalent” is an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price. The “trigger price” is a specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. The trigger price may be higher or lower than the interest barrier. If the trigger price is higher, this means that you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.

Unlike ordinary debt securities, UBS will not necessarily repay the principal amount of the Notes at maturity. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying equity and, if applicable, cash in lieu of fractional shares.

Following one or more antidilution or reorganization adjustments to the share delivery amount by the calculation agent, the share delivery amount may consist of “distribution property”, a “substitute security” or cash in lieu of all or a portion of the share delivery amount otherwise required to be delivered, in each case as determined by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading in a Common Stock”, “— Delisting of ADRs or Termination of ADR Facility” and “— Delisting, Discontinuance or Modification of an ETF”.

PS-2

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

The Notes are Part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering generally is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Specific terms of each Note will be described in the applicable pricing supplement

The specific terms for each offering of the Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described in the applicable pricing supplement modify or supplement those described here and in the accompanying prospectus.

Any applicable pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

➢	Potential for Contingent Interest Payments — UBS will pay a contingent interest payment for each interest observation date on which the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier. Investors will not receive the contingent interest payment applicable to any interest observation date if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier on such interest observation date.
➢	Automatic Call — UBS will call the Notes automatically if the closing price of underlying equity is equal to or greater than the initial price on any autocall observation date. If the Notes are called, UBS will pay a cash payment per Note equal to your principal amount. Following an automatic call, no further amounts will be owed to you under the Notes after the applicable call settlement date.
➢	Contingent repayment of principal amount at maturity — If the Notes are not called, we will repay the principal amount of your Notes only if the final price is equal to or greater than the trigger price and you hold the Notes to maturity. If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares) or (ii) pay you the cash
PS-3

equivalent for each Note you own, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment. The contingent repayment of principal only applies if you hold the Notes until maturity.

What are Some of the Risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” and in the applicable pricing supplement.

➢	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares) or (ii) pay you the cash equivalent for each Note you own, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment. In addition, if the trigger price is higher than the interest barrier, this means that you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.
➢	The contingent repayment of principal applies only if you hold your Notes to maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.
➢	You may not receive any contingent interest payments — UBS will not necessarily make contingent interest payments on the Notes, and thus such payments should not be viewed as periodic interest payments. If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to that date. If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you any contingent interest payments during the term of the Notes. Generally, this non-payment of the contingent interest payment coincides with a period of greater risk of principal loss on your Notes.
➢	Your potential return on the Notes is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying equity. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Since the Notes could be called early, your return on the Notes could be less than if the Notes remained outstanding until maturity. For the avoidance of doubt, the fees and commissions described in the applicable pricing supplement will not be rebated if the Notes are automatically called. If the Notes are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity.
➢	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
➢	Higher contingent interest payments are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade
PS-4

date that the final price of such underlying equity could be less than the trigger price. This greater expected risk will generally be reflected in a higher contingent interest payment for that Note. However, while the contingent interest payment is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.

➢	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and underlying equity issuer or, if the underlying equity is a share of an exchange traded fund (an “ETF”), the securities, futures contracts, commodities or other assets constituting the assets of that ETF (“underlying constituents”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market levels, interest rates and economic and political conditions.
➢	Reinvestment risk — The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date. Conversely, the Notes will not be subject to an automatic call, if the closing price of the underlying equity is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
➢	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall and there can be no assurance that the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) will be equal to or greater than the interest barrier, and, if the Notes are not called, that the final price will be equal to or greater than the trigger price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer or, if the underlying equity is an ETF, the underlying constituents of that ETF. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
➢	You will not receive dividend payments on the underlying equity or have shareholder rights in the underlying equity — You will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADRs, you will not have the rights of owners of such ADRs or the non-U.S. stock represented by the ADRs.
➢	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, share delivery amount, interest barrier, trigger price and/or final price applicable to such underlying equity or any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an antidilution or reorganization adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result.

Common Stocks: If an underlying equity is a common stock, following certain reorganization events relating to the respective underlying equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby

PS-5

the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security as defined below under “General Terms of the Notes — Reorganization Events” and “— Delisting or Suspension of Trading in a Common Stock”.

ETFs: If an underlying equity is an ETF, following a delisting or suspension from trading or discontinuance of the ETF, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets as described below under “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

ADRs: If an underlying equity is an ADR, following a delisting (including for this purpose the OTC Bulletin Board) or termination of the ADR facility, the amount you receive at maturity may be based on the non-U.S. stock represented by the ADR as described below under “General Terms of the Notes — Delisting of ADRs or Termination of ADR Facility”. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information about such antidilution and reorganization events, see the sections “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” as well as the above-referenced sections.

➢	There may be little or no secondary market — Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product and you may suffer substantial losses as a result.
➢	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of the underlying equity and each underlying constituent, if applicable; the dividend rate paid on the underlying equity and each underlying constituent, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity or any underlying constituents and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity or the underlying constituents, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, or if any underlying equity is an ETF, the issuers of securities constituting underlying constituents (the “underlying equity issuers”), which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine amounts owed under the Notes based on the closing price or final price, as applicable, of the underlying equity in the case of any autocall observation date or interest observation date (including the valuation date). The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are subject to an automatic call, or the amount you receive at maturity of the Notes. The calculation agent may postpone the trade date, any interest observation date, autocall observation date or averaging date if a market disruption event occurs and is continuing on such date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding
PS-6

the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

➢	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Notes set forth in the applicable pricing supplement, the Notes may be a suitable investment for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
➢	You can tolerate a loss of some or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
➢	You believe the closing price of the underlying equity (and the final price in the case of the valuation date) will be equal to or greater than the interest barrier on the specified interest observation dates.
➢	You believe that the final price of the underlying equity will be equal to or greater than the trigger price and, if it is less than the trigger price, you can tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.
➢	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent interest payments specified in the applicable pricing supplement.
➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.
➢	You are willing to forgo dividends paid on the underlying equity or underlying constituents and you do not seek guaranteed current income from this investment.
➢	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Notes.
➢	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Notes set forth in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.
➢	You require an investment designed to provide a full return of principal at maturity.
➢	You cannot tolerate a loss of some or all of your initial investment, and are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
➢	You believe that the price of the underlying equity will decline during the term of the Notes and that the closing price of the underlying equity (or the final price in the case of the valuation date) is likely to be less than the interest barrier on the specified interest observation dates.
PS-7

➢	You believe the final price of the underlying equity will be less than the trigger price, which could result in a loss of all of your initial investment.
➢	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.
➢	You prefer to receive the dividends paid on the underlying equity or underlying constituents and you seek guaranteed current income from this investment.
➢	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.
➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” in this product supplement.

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying equity. If your Notes are so treated, and, although the U.S. federal income tax treatment of the contingent interest payments is uncertain, we expect that any contingent interest payment that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent interest payments as ordinary income.

In addition, if the Notes are cash settled, excluding amounts attributable to any contingent interest payment, you should generally recognize gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for a period of one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an interest observation date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income.

If the Notes are physically settled, you should not recognize gain or loss with respect to an underlying equity received at maturity (other than with respect to cash received in lieu of a fractional share, if any). Consistent with this position, you should have an aggregate tax basis in the underlying equity (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes (excluding any basis attributable to the final contingent interest payment) and should have a holding period in the underlying equity beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the underlying equity, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share.

PS-8

Unless otherwise specified in the applicable pricing supplement, we expect our counsel, Cadwalader, Wickersham & Taft LLP, would be able to opine that it would be reasonable to treat your Notes in the manner described above. Because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization such that the timing and character of your income from the Notes could differ materially from the from the treatment described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments”. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (the “IRS”) has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis in excess of any receipt of contingent interest payments. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities similar to the Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of such securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Unless otherwise stated in the applicable pricing supplement and subject to the discussions entitled “Supplemental U.S. Tax Considerations — Non–U.S. Holders — Section 871(m) Withholding” and “ — Non–U.S. Holders — FATCA Withholding,” we currently do not intend to withhold any tax on any contingent interest payment made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. Holders may be subject to U.S. withholding tax.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes and any underlying equity received (including possible alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying equity issuer).

PS-9

Hypothetical Examples of How the Notes Perform

This section provides examples of how the Notes perform under various scenarios and are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the final price of the underlying equity relative to the initial price. We cannot predict whether the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) will be equal to or greater than the interest barrier on the specified interest observation dates or whether the final price of the underlying equity will be equal to or greater than the trigger price on the valuation date. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The examples are based on the assumptions therein.

Calculate the Contingent Interest Payment on an Interest Payment Date

We will pay you the contingent interest payment during the term of the Notes in arrears on each interest payment date under the following conditions: (i) if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier on the applicable interest observation date, UBS will pay for each Note you hold the contingent interest payment applicable to that date, and (ii) if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier on the applicable interest observation date, UBS will not pay the contingent interest payment applicable to that date. The contingent interest payments, if any, UBS may pay pursuant to the foregoing will be specified in the applicable pricing supplement. Contingent interest payments on the Notes are not guaranteed and should not be viewed as periodic interest payments.

Calculate the Cash Payment upon an Automatic Call

The payment upon an automatic call will be calculated as follows:

UBS will automatically call the Notes when the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date. If the Notes are called, on the applicable call settlement date UBS will pay you a cash payment per Note equal to your principal amount. As discussed above, UBS will also pay any contingent interest payment owed on the call settlement date.

The “initial price” is the closing price of the underlying equity on the trade date (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”), as determined by the calculation agent.

Calculate the Payment at Maturity

Assuming that the Notes are not called, the following steps shall apply:

If the Notes are not called and the final price is equal to or greater than the trigger price on the valuation date, UBS will pay you a cash payment per Note equal to your principal amount on the maturity date.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent, which is expected to be worth less than your principal amount and may be worthless resulting in a loss of some or all of your initial investment.

The “final price” is the closing price of the underlying equity on the valuation date or the arithmetic average of the closing prices of the underlying equity on each averaging date. The final price will be determined by the calculation agent or adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline

PS-10

in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Hypothetical Performance Scenarios

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions:

Principal Amount:	$1,000
Term:	12 months
Initial Price:	$50
Contingent Interest Payment:	$15 per month
Interest Observation Dates:	Monthly
Autocall Observation Dates:	Quarterly
Interest Barrier:	$40 (which is 80% of the Initial Price)
Trigger Price:	$40 (which is 80% of the Initial Price)
Averaging Dates:	N/A
Share Delivery Amount:	20 shares per Note (principal amount per Note/initial price)

Example 1 — The Closing Price of the Underlying Equity is equal to or greater than the Initial Price on the first Autocall Observation Date

Date	Closing Price	Payment (per Note)
First Interest Observation Date	$52 (at or above Initial Price)	$15 (Contingent Interest Payment)
Second Interest Observation Date	$54 (at or above Initial Price)	$15 (Contingent Interest Payment)
Third Interest Observation Date	$50 (at or above Initial Price)	$1,015 (Payment on Call Settlement Date)
and First Autocall Observation Date
	Total Payment:	$1,045 (a 4.50% total return)

Because the Closing Price of the Underlying Equity is equal to or greater than the Initial Price on the first autocall observation date, UBS will pay on the call settlement date a total of $1,015 per Note (reflecting your principal amount plus the applicable contingent interest payment). When added to the contingent interest payments of $30 received in respect of the prior interest observation dates, you will have received a total of $1,045, a 4.50% total return on the Notes. You will not receive any further payments on the Notes.

PS-11

Example 2 — The Closing Price of the Underlying Equity is equal to or greater than the Initial Price on the third Autocall Observation Date

Date	Closing Price	Payment (per Note)
First Interest Observation Date	$47 (at or above Interest Barrier)	$15 (Contingent Interest Payment)
Second Interest Observation Date	$39 (below Interest Barrier)	$0
Third Interest Observation Date and First Autocall Observation Date	$35 (below Interest Barrier)	$0
Fourth to Eighth Interest Observation Dates and Second Autocall Observation Date	Various (all below Interest Barrier)	$0
Ninth Interest Observation Date and Third Autocall Observation Date	$55 (at or above Initial Price)	$1,015 (Payment on Call Settlement Date)
	Total payment:	$1,030 (a 3% total return)

Because the Closing Price of the Underlying Equity is equal to or greater than the Initial Price on the third autocall observation date, UBS will pay on the call settlement date a total of $1,015 per Note (reflecting your principal amount plus the applicable contingent interest payment). When added to the contingent interest payments of $15 received in respect of the prior interest observation dates, you will have received a total of $1,030, a 3% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — Notes are NOT called and the Final Price is greater than the Trigger Price

Date	Closing Price	Payment (per Note)
First Interest Observation Date	$46 (at or above Interest Barrier)	$15 (Contingent Interest Payment)
Second Interest Observation Date	$33 (below Interest Barrier)	$0
Third Interest Observation Date and First Autocall Observation Date	$41 (at or above Interest Barrier)	$15 (Contingent Interest Payment)
Fourth to Eleventh Interest Observation Dates and Second to Third Autocall Observation Dates	Various (all above Interest Barrier)	$120 (Contingent Interest Payments)
Valuation Date	$45 (at or above Trigger Price and Interest Barrier)	$1,015 (Payment at Maturity)
	Total Payment	$1,165 (a 16.50% total return)

Because the Notes are not called and the final price is greater than the trigger price and interest barrier, at maturity UBS will pay a total of $1,015 per Note (reflecting your principal amount plus the applicable contingent interest payment). When added to the contingent interest payments of $150 received in respect of the prior interest observation dates, UBS will have paid a total of $1,165, a 16.50% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is less than the Trigger Price

Date	Closing Price	Payment (per Note)
First Interest Observation Date	$40 (at or above Interest Barrier)	$15 (Contingent Interest Payment)
Second Interest Observation Date	$47 (at or above Interest Barrier)	$15 (Contingent Interest Payment)
Third Interest Observation Date and First Autocall Observation Date	$37 (below Interest Barrier)	$ 0
Fourth to Eleventh Interest Observation Dates and Second to Third Autocall Observation Dates	Various (all below Interest Barrier)	$0
Valuation Date	$30 (below Trigger Price and Interest Barrier)	$30 × 20 shares (Share Delivery Amount) = $600
	Share Delivery Amount:	$600*
PS-12

Date	Closing Price	Payment (per Note)
	Contingent Interest Payments: Total Payment	+ $30 $630 (a 37% loss)

*$600 represents the cash equivalent of the share delivery amount on the valuation date. If the Notes are physically settled, UBS will deliver 20 shares of the underlying equity to you at maturity, which will be the share delivery amount.

Because the Notes are not called and the final price of the underlying equity is less than the trigger price and interest barrier, at maturity UBS will deliver to you the share delivery amount of 20 shares, which will be worth $600 per Note as of the valuation date. When added to the contingent interest payments of $30 received in respect of the prior interest observation dates, you will have received shares and cash worth $630, a 37% loss to you on the Notes.

The following table illustrates hypothetical payments on the Notes, assuming a range of performance for the underlying equity on a given interest observation date.

The hypothetical payments set forth below are based on the hypothetical terms set forth above. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity
Hypothetical Closing Price			Final Interest Observation Date
	Interest Observation Dates Prior to the Final Interest Observation Date
	Hypothetical Underlying Return at Interest Observation Date	Payment on Interest Payment Date or Call Settlement Date 1) 2)	Hypothetical Underlying Return at Maturity	Hypothetical Payment at Maturity per Note 3)
70.000	40.00%	$1,015.00	40.00%	$1,015.00
65.000	30.00%	$1,015.00	30.00%	$1,015.00
60.000	20.00%	$1,015.00	20.00%	$1,015.00
57.500	15.00%	$1,015.00	15.00%	$1,015.00
55.000	10.00%	$1,015.00	10.00%	$1,015.00
52.500	5.00%	$1,015.00	5.00%	$1,015.00
50.000	0.00%	$1,015.00	0.00%	$1,015.00
50.000	-5.00%	$1,015.00	-5.00%	$1,015.00
50.000	-10.00%	$1,015.00	-10.00%	$1,015.00
50.000	-15.00%	$1,015.00	-15.00%	$1,015.00
50.000	-20.00%	$1,015.00	-20.00%	$1,015.00
39.995	-20.01%	$0.00	-20.01%	$799.90 4)
35.000	-30.00%	$0.00	-30.00%	$700.00 4)
30.000	-40.00%	$0.00	-40.00%	$600.00 4)
25.000	-50.00%	$0.00	-50.00%	$500.00 4)
1) The Notes will be automatically called if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price.
2) You will receive a contingent interest payment in connection with an interest observation date (other than the final interest observation date) if the closing price of the underlying equity on that interest observation date is equal to or greater than the interest barrier.
3) You will receive a contingent interest payment in connection with the final interest observation date if the final price is equal to or greater than the interest barrier.
4) Represents the cash equivalent of the share delivery amount on the valuation date.

Investors should note that, if the applicable pricing supplement specifies that UBS will pay the cash equivalent instead of the share delivery amount at maturity in the event that the final price is less than the trigger price, the cash equivalent will be determined prior to the maturity date and the payment that you receive at maturity may be less than the market value of the shares of the underlying equity that you would have received had we instead delivered the share delivery amount as a result of fluctuations in the market value of shares of the underlying equity during the period between the valuation date and the maturity date. Conversely, if the applicable pricing supplement specifies that UBS will deliver the share delivery amount instead of the cash equivalent at maturity in the event that the final price is less than the trigger price, any decline in the price of the underlying equity during the period between the valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you the cash equivalent.

PS-13

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

PS-14

Risk Factors

The return on the Notes is linked to the performance of the underlying equity and will depend on whether the price of the underlying equity increases or decreases, and, if it decreases, whether the closing price is less than the interest barrier on any interest observation date or the trigger price on the valuation date. Investing in the Notes is not equivalent to a direct investment in the underlying equity or underlying constituents. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The repayment of any principal amount of the Notes only applies at maturity and is not guaranteed. You may lose some or all of your initial investment in the Notes.

The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying equity is equal to or greater than the trigger price and will only make such payment at maturity. If the final price of the underlying equity is less than the trigger price, UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares) or (ii) pay you the cash equivalent for each Note you own, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment. In addition, if the trigger price is higher than the interest barrier, this means that you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.

The contingent repayment of principal applies only if you hold your Notes to maturity.

If your Notes are not automatically called, you should be willing to hold your Notes until maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of the underlying equity is equal to or greater than the trigger price.

You may not receive any contingent interest payments with respect to your Notes.

UBS will not necessarily make contingent interest payments on the Notes, and thus such payments should not be viewed as periodic interest payments. If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to that date. If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you any contingent interest payments during the term of the Notes. Generally, this non-payment of the contingent interest payment coincides with a period of greater risk of principal loss on your Notes.

Your potential return on the Notes is limited and you will not participate in any appreciation of the underlying equity.

The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying equity. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Since the Notes could be called early, your return on the Notes could be less than if the Notes remained outstanding until maturity. For the avoidance of doubt, the fees and commissions described in the applicable pricing supplement will not be rebated if the Notes are automatically called. If the Notes are not

PS-15

Risk Factors

called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity.

Higher contingent interest payments are generally associated with a greater risk of loss.

Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be than the trigger price. This greater expected risk will generally be reflected in a higher contingent interest payment for that Note. However, while the contingent interest payment rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.

The Notes may be called early and are subject to reinvestment risk.

If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. In the event that the Notes are called prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Notes. Because the closing price of the underlying equity may be equal to or greater than the initial price on the first autocall observation date, you should be prepared in the event the Notes are called early.

Your payment at maturity may be based on the closing price of the underlying equity on each of the averaging dates.

If the applicable pricing supplement specifies averaging dates, the calculation agent will determine your payment at maturity and whether any contingent interest payment is due based on an averaging of the closing prices of the underlying equity as of each of the averaging dates.  Therefore, your return on the Notes may be negative even if the closing price of the underlying equity is equal to or greater than the trigger price on certain averaging dates because the closing price of the underlying equity fell below the interest barrier on other averaging dates and the average of the closing prices was less than the trigger price.

You will not receive dividend payments on the underlying equity or have shareholder rights in the underlying equity.

You will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADRs, you will not have the rights of owners of such ADRs or the non-U.S. stock.

No assurance that the investment view implicit in the Notes will be successful.

It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall and there can be no assurance that the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) will be equal to or greater than the interest barrier, and, if the Notes are not called, that the final price will be equal to or greater than the trigger price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer or, if the underlying equity is an ETF, the issuers of the underlying constituents of that ETF. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

Any payment on the Notes is subject to the creditworthiness of UBS.

The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends

PS-16

Risk Factors

on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

The determination as to whether the contingent interest payment is payable to you on any interest payment date or whether the Notes are subject to an automatic call, or the formula for calculating the payment at maturity of the Notes do not take into account all developments in the price of the underlying equity.

Changes in the price of the underlying equity during the periods between each interest observation date and autocall observation date may not be reflected in the determinations as to whether the contingent interest payment is payable to you on any interest payment date or whether the Notes are subject to an automatic call, or the calculation of the amount payable at maturity of the Notes. The calculation agent will determine whether (i) the contingent interest payment is payable to you on any interest payment date or (ii) the Notes are subject to an automatic call, by observing only the closing price of the underlying equity on the applicable interest observation date or autocall observation date. The calculation agent will calculate the payment at maturity by comparing only the final price of the underlying equity relative to the initial price (as the same may be adjusted upon the occurrence of antidilution and reorganization events described in “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”). No other prices or values will be taken into account. As a result, you may lose some or all of your initial investment even if the price of the underlying equity has risen at certain times during the term of the Notes before falling to a final price that is less than the trigger price on the valuation date.

You have limited protection in the case of antidilution and reorganization events.

For antidilution and reorganization events affecting the underlying equity, the calculation agent may adjust the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, and any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect the underlying equity. For example, the calculation agent is not required to make any adjustments if the underlying equity issuer or anyone else makes a partial tender offer or a partial exchange offer with respect to the underlying equity. An event that does not require the calculation agent to make an adjustment may materially and adversely affect the value of the Notes. In addition, the calculation agent will make all determinations and calculations concerning any such adjustment and may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, the manner described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Notes — Antidilution Adjustments”, “— Reorganization Events” and “— Role of Calculation Agent” for a description of the items that the calculation agent is responsible for determining.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different issuer and not on the original underlying equity.

If an underlying equity is subject to certain reorganization events relating to the respective underlying equity issuer, where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the applicable underlying equity in such reorganization event, which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency. In some situations, the calculation agent may decide to deliver the cash value thereof. If any underlying equity issuer becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) an underlying equity is delisted or otherwise suspended from trading, the calculation agent may select a substitute security as defined below under “General Terms of the Notes — Reorganization Events” to replace the underlying equity. The occurrence of these reorganization events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific reorganization events that may lead to these adjustments and the procedures for selecting distribution property or a substitute security in the section of this product supplement called “General Terms of the Notes — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

PS-17

Risk Factors

If an underlying equity is an ADR and the ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the non-U.S. stock issuer and the ADR depositary is terminated for any reason, the amount you receive at maturity, and the amount used to determine whether a contingent interest payment is payable or the Notes should be automatically called, will be based on the non-U.S. stock. Such delisting of the ADRs or termination of the ADR facility and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting of the ADRs or termination of the ADR facility and the consequent adjustments in the section of this product supplement called “General Terms of the Notes — Delisting of ADRs or Termination of ADR Facility”.

If either a common stock or an ETF that is serving as an underlying equity is delisted or trading is suspended, or the ETF is otherwise discontinued, the amount you receive at maturity may be based on a security issued by another company, or in the case of an ETF, a share of another ETF or a basket of securities, futures contracts, commodities or other assets. Such delisting or suspension of trading in an underlying equity, or discontinuance of an ETF, and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such discontinuance, delisting or suspension of trading in an underlying equity or ETF and the consequent adjustments in the sections of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading in a Common Stock” and “— Delisting, Discontinuance or Modification of an ETF”, respectively.

The calculation agent can postpone the determination of the initial price, closing price or final price on any interest observation date, autocall observation date, averaging date or on the valuation date (and thus the settlement date, the applicable call settlement date or the maturity date, respectively), upon the occurrence of a market disruption event.

The determination of the initial price, closing price or final price may be postponed with respect to the underlying equity if the calculation agent determines that a market disruption event has occurred or is continuing on the trade date, any interest observation date, autocall observation date, averaging date or on the valuation date. If such a postponement occurs, the calculation agent will determine the relevant price by reference to the closing price of the underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to the underlying equity.

In no event, however, will the trade date, relevant interest observation date, autocall observation date, averaging date or valuation date be postponed by more than eight trading days. As a result, the settlement date, relevant call settlement date or the maturity date for the Notes could also be postponed, although not by more than eight trading days. If the determination of the initial price, closing price or final price of the underlying equity is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the initial price, closing price or final price on such day. In such an event, the calculation agent will estimate the initial price, closing price or final price that would have prevailed in the absence of the market disruption event in the manner described under “General Terms of the Notes — Market Disruption Events”, which may adversely affect the return on your investment in the Notes.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including

PS-18

Risk Factors

its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes; sales in the secondary market may result in significant losses.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Notes, but are not required to do so and may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses, even in cases where the price of the underlying equity has risen since the trade date. The potential returns described in the applicable pricing supplement are possible only in the case that you hold your Notes to maturity or until called by us.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control and interrelate in complex and unpredictable ways, will influence the market value of the Notes. Generally, we expect that the price of the underlying equity on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the underlying equity or underlying constituents (i.e., the frequency and magnitude of changes in the price of such assets over the term of the Notes);
➢	for any underlying equity that is an ETF (“underlying ETF”), changes to the composition or underlying constituents of such underlying ETF;
➢	for any underlying ETF, the market prices of any underlying constituents;
➢	the dividend rate paid on the underlying equity or any underlying constituents (while not paid to holders of the Notes, dividend payments on the underlying equity or the underlying equity constituents may influence the value of the Notes);
➢	interest rates in the U.S. market and each market related to the underlying equity or underlying constituents;
➢	the time remaining to the maturity of the Notes;
➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
➢	if the underlying equity is an ADR, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the non-U.S. stock is traded;
➢	for any underlying ETF that invests in underlying constituents that are traded in non-U.S. markets, or if the underlying equity is substituted or replaced by a security that is quoted and traded in a non-U.S. currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;
PS-19

Risk Factors

➢	for any underlying ETF, the fact that such ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results;
➢	the creditworthiness of UBS; and
➢	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the price(s) of the underlying equity or underlying constituents generally.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor. Due to these factors, even if the price of the underlying equity increases above the initial price during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the price of the underlying equity to increase while the market value of the Notes declines. Therefore, the value of the Notes prior to maturity may be less than the principal amount and may be significantly different than the amount expected at maturity.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices of the Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the original issue price, because the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

RISKS RELATED TO THE GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITY

The underlying equity or underlying constituents are subject to various market risks.

The underlying equity or underlying constituents are subject to various market risks. Consequently, the price of the underlying equity may fluctuate depending on the market(s) in which the applicable underlying equity or underlying constituents operate. Market forces outside of our control could cause the closing price or final price of the underlying equity to be less than the initial price, interest barrier or trigger price on any interest observation date, averaging date, the valuation date or any autocall observation date. The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity or underlying constituents, such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general equity or commodity market levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer to which the Notes we offer are linked. We urge you to review financial and other information filed periodically by each underlying equity issuer with the Securities and Exchange Commission (“SEC”).

UBS and its affiliates have no affiliation with any underlying equity issuers and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with any underlying equity issuers and have no ability to control or predict their actions, including any corporate actions that could constitute an antidilution or reorganization event of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting an underlying equity issuer. The underlying equity issuers are not involved in the offering of the Notes in any way and have no obligation to consider your interests as owner of the Notes in taking any corporate actions that might affect the market value of your Notes or your payment at maturity. An underlying equity issuer may take actions that could adversely affect the market value of the Notes.

The Notes are unsecured debt obligations of UBS only and are not obligations of any underlying equity issuer. No portion of the issue price you pay for the Notes will go to any underlying equity issuer.

PS-20

Risk Factors

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer and the underlying equity from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying equity issuer or any underlying equity. You, as an investor in the Notes, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

This product supplement relates only to the Notes and does not relate to any underlying equity or any underlying equity issuer.

Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Notes.

The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity or underlying constituents. As a result, it is impossible to predict whether the price of the underlying equity will rise or fall. The closing price and final price of the underlying equity, as applicable, will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the underlying equity or underlying constituents, and the market price of the underlying equity.

An investment in the Notes may be subject to risks associated with non-U.S. markets.

An underlying equity or underlying constituent may be issued by a non-U.S. company and may trade on a non-U.S. exchange. An investment in Notes linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks.

Generally, non-U.S. securities and non-U.S. futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and U.S. futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. commodity futures exchanges, and trading on those non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Notes and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and non-U.S. futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or non-U.S. futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where an underlying equity or underlying constituent is: (1) an ADR, which is quoted and traded in U.S. dollars, but represents a non-U.S. stock that is quoted and traded in a non-U.S. currency and that may trade differently from such ADR; (2) is substituted or replaced by another underlying equity or underlying constituent, as applicable, that is quoted and traded in a non-U.S. currency; or (3) an underlying ETF that invests in underlying constituents that are quoted and traded in a non-U.S. currency.

For any underlying ETF that invests in underlying constituents that are quoted and traded in a non-U.S. currency, the value of that ETF will generally reflect the U.S. dollar value of those assets. Therefore, holders of Notes based upon

PS-21

Risk Factors

such an underlying ETF will be exposed to currency exchange rate risk with respect to the currency in which such underlying constituents trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of the relevant non-U.S. constituent(s) in such underlying ETF. If, taking into account such weighting, the dollar strengthens against such non-U.S. currency, the price of such underlying equity, may be adversely affected and the value of the Notes may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a non-U.S. currency may affect the U.S. dollar equivalent of the price of any underlying equity or underlying constituent described in (1) through (3) above, and, as a result, may affect the value of the Notes.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the value of an underlying equity or underlying constituent that is quoted and traded in a non-U.S. currency.

If the underlying equity is an ADR, the value of the ADRs may not completely track the price of the non-U.S. stock represented by such ADRs.

If the underlying equity is an ADR, you should be aware that, although the trading characteristics and valuations of the ADRs will usually mirror the characteristics and valuations of the non-U.S. stock represented by that ADR, the value of an ADR upon which an offering of the Notes is based may not completely track the value of the non-U.S. stock represented by such ADR. Moreover, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADRs than for the non-U.S. stock. Since holders of the ADRs may surrender the ADRs to take delivery of and trade the non-U.S. stock (a characteristic that allows investors in ADRs to take advantage of price differentials between different markets), an illiquid market for the non-U.S. stock generally will result in an illiquid market for the ADRs representing such non-U.S. stock.

If the underlying equity is an ADR, the market price of such ADRs and the trading price of the Notes linked to such ADRs will be affected by conditions in the markets where those ADRs principally trade.

Although the market price of an ADR upon which an offering of the Notes is based is not directly tied to the trading price of the non-U.S. stock in the non-U.S. markets where such non-U.S. stock principally trades, the trading price of ADRs is generally expected to track the U.S. dollar value of the currency of the country where the non-U.S. stock principally trades and the trading price of such non-U.S. stock on the markets where that non-U.S. stock principally trades. This means that the trading value of any ADR upon which an offering of the Notes is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the non-U.S. stock principally trades and by factors affecting the markets where such non-U.S. stock principally trades.

There are important differences between the rights of holders of ADRs and the rights of holders of the non-U.S. stock.

If the underlying equity is an ADR, you should be aware that your Notes are linked to the ADRs and not the non-U.S. stock represented by such ADRs, and there exist important differences between the rights of holders of an ADR

PS-22

Risk Factors

and the non-U.S. stock such ADR represents. Each ADR is a security evidenced by an American depositary receipt that represents a specified number of shares of the non-U.S. stock. Generally, an ADR is issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the non-U.S. stock may be significant and may materially and adversely affect the market value of your Notes.

The value of the shares of an ETF may not completely track the value of the underlying constituents in which the ETF invests or the level of its respective target index.

With respect to an underlying ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the underlying constituents in which the ETF invests, the value of the ETF may not completely track the value of its underlying constituents. The value of the ETF will reflect transaction costs and fees that the underlying constituents in which the ETF invests do not have.

In addition, an underlying ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “target index”). The correlation between the performance of an ETF and the performance of its target index may not be perfect.

Although the performance of an ETF seeks to replicate the performance of its target index, the ETF may not invest in all the securities, futures contracts or commodities comprising such target index but rather may invest in a representative sample of such assets comprising the target index. Also, an ETF may not fully replicate the performance of its target index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such target index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share of the ETF. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its target index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its target index.

In addition, although shares of an underlying ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the underlying equity or any underlying constituent, or futures, options, exchange traded funds or other derivative products based on the underlying equity or any underlying constituent may adversely affect the probability of the Notes being called or any contingent interest payment becoming payable, any amount payable at maturity and the market value of the Notes.

As described below under “Use of Proceeds and Hedging”, UBS or its affiliates expect to enter into hedging transactions involving purchases of the underlying equity, the underlying constituents, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying equity or the underlying constituents prior to, on and/or after the applicable trade date, and may subsequently enter into additional hedging transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market value(s) of any underlying equity or underlying constituent and, therefore, the probability of the Notes being called or any contingent interest payment becoming payable, the amount payable at maturity and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the underlying equity or any underlying constituent and other instruments on a regular basis as part of our general broker-dealer and other businesses, for other accounts under

PS-23

Risk Factors

management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the underlying equity or underlying constituent and, therefore, the probability of the Notes being called or any contingent interest payment becoming payable, the amount payable at maturity and the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying equity or any underlying constituent. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not obligated to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity or the underlying constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the price of such underlying equity and/or underlying constituent could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with an underlying equity issuer, including making loans to or acting as a counterparty (including with respect to derivatives) or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the underlying equity and, therefore, the probability of the Notes being called, the probability of any contingent interest payment becoming payable on the applicable interest payment date, the amount payable at maturity and the market value of the Notes.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the price of the underlying equity or the market value of, and your return on, the Notes.

UBS and its affiliates publish research from time to time on financial markets, commodities markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may publish research or other opinions that call into question the investment view implicit in your Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should conduct their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether (i) the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date, (ii) the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier and (iii) the final price is less than the trigger price and, accordingly, the payment, if any, on the applicable call settlement date, interest payment date or at maturity on your Notes. We may change the calculation agent after the original issue date of any Notes without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying equity has

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Risk Factors

occurred or is continuing on an interest observation date or autocall observation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind hedge positions. See “Use of Proceeds and Hedging”. Because this determination by the calculation agent may affect whether the Notes are called and the payment on any interest payment date, call settlement date or at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

One of our affiliates may serve as the depositary for the ADR that may constitute the underlying equity.

One of our affiliates may serve as the depositary for some non-U.S. companies that issue ADRs. If the underlying equity is an ADR and one of our affiliates serves as depositary for such ADRs, the interests of our affiliate, in its capacity as depositary for such ADRs, may be adverse to your interests as a holder of Notes.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. If the IRS were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes could be affected materially and adversely. Please read carefully the sections entitled “What are the Tax Consequences of the Notes?” in the summary section- “Supplemental U.S. Tax Considerations” herein. You should consult your tax advisor about your own tax situation.

The IRS has released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities similar to the Notes purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of the such securities. It is not possible to predict whether a similar or identical bill may be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

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Risk Factors

Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes and any underlying equity received (including possible alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying equity issuer).

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General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes. The applicable pricing supplement may use different defined terms than those used herein to describe the Notes.

Contingent Interest Payment

We will pay you the applicable contingent interest payment for each Note you own during the term of the Notes in arrears on an interest payment date if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier. With respect to any interest observation date, the interest payment date will generally be two to five business days following the applicable interest observation date. The final interest payment date will also be the maturity date. However, if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to that date.

The “contingent interest payment” means, with respect to each interest observation date, a fixed amount as specified in the applicable pricing supplement. The final interest observation date during the term of your Notes will also be the valuation date. The “interest barrier” is a specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. You must be willing to accept that if the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date), UBS will not pay the contingent interest payment on the corresponding interest payment date. Contingent interest payments on the Notes are not guaranteed and should not be viewed as periodic interest payments.

Payment upon an Automatic Call

If the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date, UBS will call the Notes automatically (an “automatic call”). If UBS calls the Notes, the call settlement date will be the first interest payment date following such autocall observation date. If we call the Notes, UBS will pay on the applicable call settlement date a cash payment per Note equal to your principal amount.

As discussed above, if the closing price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the call settlement date.

Payment at Maturity

If the Notes are not called and the final price is equal to or greater than the trigger price, UBS will pay you for each Note you hold a cash payment per Note equal to your principal amount on the maturity date.

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General Terms of the Notes

If, however, the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares) or (ii) pay you the cash equivalent for each Note you own, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

As discussed above, if the final price is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the maturity date.

The “final price” is the closing price of the underlying equity on the valuation date or the arithmetic average of the closing prices of the underlying equity on each averaging date. The final price will be determined by the calculation agent and may be postponed in the case of a market disruption event as described under “General Terms of the Notes – Market Disruption Events” or adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes – Antidilution Adjustments” and “— Reorganization Events”.

The “share delivery amount” is a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the initial price of the underlying equity. The share delivery amount will be determined by the calculation agent and may be adjusted in the case of Antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. The “cash equivalent” is an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price. The “trigger price” is a specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement, as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. The trigger price may be higher or lower than the interest barrier. If the trigger price is higher, this means that you could lose some of your initial investment but still receive a contingent interest payment at maturity, if not previously called.

The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying equity and, if applicable, cash in lieu of fractional shares.

Following one or more antidilution or reorganization adjustments to the share delivery amount by the calculation agent, the share delivery amount may consist of “distribution property”, a “substitute security” or cash in lieu of all or a portion of the share delivery amount otherwise required to be delivered, in each case as determined by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading in a Common Stock”, “— Delisting of ADRs or Termination of ADR Facility” and “— Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering generally is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the

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General Terms of the Notes

applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

The Notes are not sponsored, endorsed, sold or promoted by underlying equity issuer, and investing in the Notes is not equivalent to investing directly in the underlying equity.

Denominations

The principal amount of each Note is $1,000, unless otherwise set forth in the applicable pricing supplement.

Interest Payment Dates; Call Settlement Date

If the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier, each interest payment date (or the maturity date in the case of the valuation date) will generally be two to five business days following the applicable interest observation date. If the Notes are called, the call settlement date will be the first interest payment date following such autocall observation date. As described under “— Interest Observation Dates and Autocall Observation Dates” below, the calculation agent may postpone an interest observation date or autocall observation date — and therefore an interest payment date or call settlement date — if a market disruption event occurs or is continuing on a day that would otherwise be an interest observation date or autocall observation date. We describe market disruption events under “— Market Disruption Events” below. Any contingent interest payment payable on an interest payment date that has been postponed pursuant to a market disruption event will be paid with the same effect as if paid on the originally scheduled interest payment date.

Interest Observation Dates and Autocall Observation Dates

The interest observation dates and autocall observation dates for your Notes will be the dates set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the affected interest observation date or autocall observation date will be postponed as described in “— Market Disruption Events” below. In no event, however, will an interest observation date or autocall observation date for the Notes be postponed by more than eight trading days. The postponement of one or more interest observation dates or autocall observation dates shall have no effect on any subsequent interest observation dates or autocall observation dates.

If any interest observation date or autocall observation date specified in the applicable pricing supplement occurs on a day that is not a trading day, the relevant interest observation date or autocall observation date will be the next following trading day.

Maturity Date

The maturity date for your Notes will be set forth in the applicable pricing supplement. The maturity date is also the final interest payment date. If not called, the Notes will mature on the maturity date, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the valuation date, the maturity date will be postponed to maintain the same number of business days between the valuation date and the maturity date as existed prior to the postponement of the valuation date. As discussed below under “— Valuation Date,” the calculation agent may postpone the valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date. We describe market disruption events under “— Market Disruption Events” below.

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General Terms of the Notes

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Valuation Date

The determination of the final price may be postponed with respect to the underlying equity if the calculation agent determines that a market disruption event has occurred or is continuing on any averaging date or on the valuation date. If such a postponement occurs, the calculation agent will determine the relevant price by reference to the closing price of the underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to the underlying equity (and in the case of an averaging date is otherwise a valid date). In no event, however, will the valuation date — and, therefore, the maturity date — for the Notes be postponed by more than eight trading days. A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

If the valuation date (or averaging date) specified in the applicable pricing supplement occurs on a day that is not a trading day, that date will be the next following trading day.

Averaging Dates

As specified in the applicable pricing supplement, the number of trading days ending on and including the valuation date on which the closing price of the underlying equity is observed for purposes of determining the final price, subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”.

Closing Price

Unless otherwise specified in the applicable pricing supplement, the “closing price” for an underlying equity or any other security for which a closing price must be determined, on any trading day means:

➢	if the underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act, on which the underlying equity (or such other security) is listed or admitted to trading; or
➢	if, following certain reorganization events affecting the underlying equity or following delisting or suspension of trading in the underlying equity, the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, the official closing price for such non-U.S. security on the primary non-U.S. exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Notes — Reorganization Events”); or
➢	if the underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or
➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Events

For Notes that do not have an averaging date feature, the calculation agent will determine the closing price of the underlying equity on each interest observation date and autocall observation date and the final price on the valuation date. If the calculation agent determines that, on any interest observation date or any autocall observation date or on the valuation date, a market disruption event has occurred or is continuing with respect to the underlying equity, the

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General Terms of the Notes

affected date for that offering of the Notes may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the closing price or final price by reference to the closing price for the disrupted underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to the underlying equity. If, however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing price or final price on such day. In such an event, the calculation agent will estimate the closing price or final price for the underlying equity that would have prevailed in the absence of the market disruption event.

For Notes that have an averaging date feature, the calculation agent will determine the closing price of the underlying equity on each interest observation date, autocall observation date and averaging date, and the final price based on the arithmetic average of the closing prices on each of the averaging dates (including the valuation date, which is also the last interest observation date). If the calculation agent determines that, on any interest observation date (other than the last interest observation date, which is also the last averaging date and may be postponed as discussed below) or autocall observation date, a market disruption event has occurred or is continuing with respect to the underlying equity, the affected date for that offering of the Notes may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the closing price by reference to the closing price for the disrupted underlying equity on the first trading day following such date on which no market disruption event occurs or is continuing with respect to the underlying equity. If, however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing price on such day. In such an event, the calculation agent will estimate the closing price for the underlying equity that would have prevailed in the absence of the market disruption event.

In the case of determining the final price of the underlying equity for Notes having an averaging date feature, to the extent a market disruption event occurs on a given averaging date (including the valuation date, which is also the last interest observation date), the averaging date for the underlying equity shall be the first succeeding valid date. If the first succeeding valid date in respect of the underlying equity has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another averaging date or market disruption event, would have been the valuation date, then (1) that eighth trading day shall be deemed to be the averaging date (irrespective of whether that eighth trading day is already an averaging date), and (2) the calculation agent shall determine the closing price on such day as specified above. If the calculation agent postpones the determination of a closing price on an averaging date and therefore postpones the determination of the final price, the calculation agent may also adjust the maturity date to ensure that the number of business days between the last averaging date and the maturity date remains the same.

“Valid date” shall mean a trading day on which a market disruption event has not occurred and which is not otherwise scheduled to be an averaging date.

The calculation agent may also postpone the determination of the initial price of the underlying equity on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to the underlying equity on that date. If the trade date is postponed, the calculation agent may adjust the valuation date, averaging dates (if applicable) and maturity date to ensure that the stated term of that offering of the Notes remains the same.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone an interest observation date or autocall observation date, averaging date or the valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price of the underlying equity on such date.

Any of the following will be a market disruption event with regard to a particular offering of the Notes, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in the underlying equity in the primary market for such equity for more than two hours of trading or during the one hour before the close of trading in that market;
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General Terms of the Notes

➢	a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to an underlying equity or, with respect to an underlying ETF, to the target index of that ETF;
➢	for an underlying ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the underlying constituents which then comprise 20% or more of the value of the underlying constituents of the ETF on the primary exchanges for such underlying constituents for more than two hours of trading or during the one hour before the close of trading of such exchanges; or
➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in any underlying equity generally.

For the avoidance of doubt, for any offering of the Notes, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to an underlying equity or, with respect to an underlying ETF, to (x) the target index of such ETF or (y) the underlying constituents of such ETF (and the 20% threshold set forth above is met) in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

For this purpose, for any offering of the Notes, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any underlying equity:

➢	a limitation on the hours or numbers of days of trading in an underlying equity or options on that underlying equity, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the options or futures contracts relating to an underlying equity, or, for an underlying ETF, to the target index or underlying constituents.

Antidilution Adjustments

For any offering of the Notes, the initial price, share delivery amount, interest barrier, trigger price and/or final price or any other term of the Notes are each subject to adjustments by the calculation agent as a result of the antidilution events described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors — You have limited protection in the case of antidilution and reorganization events”.

How Adjustments Will be Made

If one of the events described below occurs with respect to an offering of the Notes and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, of the affected underlying equity or any other term of the Notes, as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share delivery amount will be doubled and the initial price, interest barrier and trigger price will each be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying equity, if applicable, in the event of a consolidation or merger of the

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General Terms of the Notes

applicable underlying equity issuer with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the terms of the Notes.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the initial price, share delivery amount, interest barrier, trigger price and/or final price for the first event, then adjust those same terms for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event to achieve an equitable result. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, of the underlying equity. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the initial price, share delivery amount, interest barrier, trigger price and/or final price. All terms of the Notes resulting from any adjustment will be rounded up or down, as appropriate, to the nearest cent, with one-half cent being rounded upward.

If your Notes are linked to an ADR, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your Notes, the dividend paid by the non-U.S. stock issuer, net of any applicable non-U.S. withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADR is serving as the underlying equity, the calculation agent will consider the effect of the relevant event on the holders of the ADRs. For instance, if a holder of the ADRs receives an extraordinary dividend, the provisions below would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represents both the spun-off security as well as the existing non-U.S. stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADR is serving as the underlying equity, no adjustment will be made (1) if holders of ADRs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has adjusted the number of shares of non-U.S. stock represented by each ADR so that the economic terms of the ADRs would not be affected by the antidilution event in question.

If the non-U.S. stock issuer or the depositary for the ADRs, in the absence of any of the events described below, elects to adjust the number of shares of non-U.S. stock represented by each ADR, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADRs may also have the ability to make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Notes. Upon your written request, the

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General Terms of the Notes

calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

➢	a subdivision, consolidation or reclassification of the underlying equity or a free distribution or dividend of shares of the underlying equity to existing holders of the underlying equity by way of bonus, capitalization or similar issue;
➢	a distribution or dividend to existing holders of the underlying equity of:
➢	additional shares of the underlying equity as described under “General Terms of the Notes — Stock Dividends or Distributions” below,
➢	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of the underlying equity, as applicable, or
➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;
➢	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying equity, as applicable, or other assets;
➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
➢	a consolidation of the respective underlying equity issuer with another company or merger of the respective underlying equity issuer with another company; and
➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying equity.

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under “Risk Factors — You have limited protection in the case of antidilution and reorganization events”.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or a reverse stock split, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the initial price, interest barrier and trigger price will each be adjusted by dividing the prior initial price, prior interest barrier and the prior trigger price by, the number of shares that a holder of one share of the underlying equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to a stock dividend payable in shares of the underlying equity, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the initial price, interest barrier and trigger price will each be adjusted by dividing the prior initial price, prior interest barrier and the prior

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trigger price by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying equity.

It is not expected that antidilution adjustments will be made to the share delivery amount, initial price, interest barrier and the trigger price in the case of stock dividends payable in shares of the underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of such underlying equity.

Other Dividends and Distributions

None of the initial price, share delivery amount, interest barrier and trigger price for a particular offering of the Notes will be adjusted to reflect dividends or other distributions paid with respect to the underlying equity, other than:

➢	stock dividends described under “General Terms of the Notes — Stock Dividends or Distributions” above;
➢	issuances of transferable rights and warrants with respect to the underlying equity as described under “— Transferable Rights and Warrants” below;
➢	if the underlying equity is common stock in a specific company, distributions that are spin-off events described under “General Terms of the Notes — Reorganization Events”; and
➢	extraordinary cash dividends described below.

For any offering of the Notes, a dividend or other distribution with respect to the underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying equity by an amount equal to at least 10% of the closing price of the underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which the underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying equity and is payable in cash, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the initial price, interest barrier and trigger price will each be adjusted by dividing the prior initial price, prior interest barrier and prior trigger price, respectively, by, the ratio of the closing price of the underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying equity equals:

➢	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity minus the amount per share of underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying equity; or
➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying equity that is both an extraordinary dividend and payable in underlying equity, or an issuance of rights or warrants with respect to the underlying equity that is also an extraordinary dividend, will result in adjustments to the initial price, share delivery amount, interest barrier and trigger price, or any other term of the Notes as described under “General Terms of the Notes — Stock Dividends or Distributions” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

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If the underlying equity issuer issues transferable rights or warrants to all holders of such underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, of the underlying equity, or any other terms of the Notes as the calculation agent determines appropriate with reference to any adjustment(s) to options contracts on the affected underlying equity in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)     the underlying equity is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the underlying equity issuer;

(b)     the underlying equity issuer or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following the event;

(c)     any statutory share exchange involving outstanding shares of the underlying equity issuer or any successor entity and the securities of another entity occurs, other than as part of an event described in clause (b) above;

(d)     the underlying equity issuer or any successor entity sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

(e)     the underlying equity issuer or any successor entity effects a spin-off, that is, issues equity securities of another issuer to all holders of the underlying equity, other than as part of an event described in clauses (b), (c) or (d) above (a “spin-off event”);

(f)      the underlying equity issuer or any successor entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

(g)     a tender or exchange offer or going private transaction is commenced for all the outstanding shares of the underlying equity issuer or any successor entity and is consummated for all or substantially all of such shares.

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) occurs with respect to an underlying equity, then the determination of whether the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date, the closing price of the underlying equity on any interest observation date (or the final price in the case of the valuation date) is equal to or greater than the interest barrier on any interest observation date, the determination of the share delivery amount and whether the final price is less than the trigger price on the valuation date will depend upon the amount, type and value of property or properties — whether securities, other property or a combination of securities, other property and cash — that a hypothetical holder of the number of shares of the underlying equity prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and be quoted and traded in a non-U.S. currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency), the calculation agent will use

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the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the underlying equity may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the underlying equity that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying equity and the calculation agent adjusts such underlying equity to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the adjusted underlying equity for that offering of the Notes. The calculation agent will do so to the same extent that it would make adjustments if the shares of the underlying equity were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying equity.

For example, if the underlying equity issuer merges into another company and each share of the underlying equity is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the underlying equity for each Note in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying equity for each Note in the particular offering to reflect any later stock split or other event, including any later reorganization or antidilution event, that affects the common shares of the surviving company, to the extent described in this section and in “General Terms of the Notes — Antidilution Adjustments”, as if the common shares were issued by the respective underlying equity issuer. In that event, the cash component will not be adjusted but will continue to be a component of the underlying equity for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs, and any amounts due at maturity of the Notes, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency) distributed in, or as a result of, the event will be substituted for the applicable underlying equity as described above. Consequently, in this product supplement, references to the underlying equity, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted underlying equity for the particular offering of the Notes. Similarly, references to the respective underlying equity issuer include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is, as the case may be, equal to or greater than the initial price and the interest barrier on any autocall observation date or interest observation date or less than the trigger price on the valuation date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable non-U.S.

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currency for U.S. dollars for settlement on the valuation date in the aggregate amount of the applicable non-U.S. currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying equity and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) the underlying equity issuer or any successor entity becomes subject to a merger or consolidation with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “General Terms of the Notes — Delisting or Suspension of Trading in a Common Stock” below) to replace such underlying equity that is affected by any such share-for-cash event or issuer merger event (the “original underlying equity”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant underlying equity and the calculation agent will make any required adjustment to the share delivery amount, interest barrier, trigger price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying equity exists, then the calculation agent will deem the closing price of the original underlying equity on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the underlying equity on each remaining trading day to, and including, the valuation date.

If an ADR is serving as the underlying equity and the non-U.S. stock represented by such ADR is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADRs are not eligible to participate in such reorganization event or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has made adjustments to account for the effects of such reorganization event. However, if holders of ADRs are eligible to participate in such reorganization event and the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

If the distribution property comprising the adjusted underlying equity includes securities issued by one or more non-U.S. companies (aside from ADRs) or any other consideration other than equity securities saleable on a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is otherwise determined at maturity, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the calculation agent.

Delisting or Suspension of Trading in a Common Stock

If a common stock serving as the underlying equity is delisted or trading of the underlying equity is suspended on the primary exchange for such underlying equity, and such underlying equity is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying equity will continue to be deemed the underlying equity.

If a common stock serving as the underlying equity is delisted or trading of such underlying equity is suspended on the primary exchange for such underlying equity, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADR, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the underlying equity issuer as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a

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hedging restriction and (iii) is the most comparable to the underlying equity issuer as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADR of such company. If there is no issuer with the same primary industry classification as the underlying equity issuer that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADR then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the underlying equity issuer; second, issuers with the same primary “Industry” classification as the underlying equity issuer; and third, issuers with the same primary “Industry Group” classification as the underlying equity issuer. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures.

The substitute security will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “General Terms of the Notes — Reorganization Events”.

If the underlying equity is delisted or trading of the underlying equity is suspended and the calculation agent determines that no substitute security comparable to the underlying equity exists, then the calculation agent will deem the closing price of the underlying equity on the trading day immediately prior to its delisting or suspension to be the closing price of the underlying equity on each remaining trading day to, and including, the valuation date.

Delisting of ADRs or Termination of ADR Facility

If an ADR serving as the underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the non-U.S. stock issuer and the ADR depositary is terminated for any reason, then, on and after the date such ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the non-U.S. stock will be deemed to be such underlying equity, and the calculation agent will make any required adjustment to the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes by reference to the non-U.S. stock and such adjusted terms. To the extent that the non-U.S. stock and/or a group of one or more classes of non-U.S. stock substituted for the underlying equity represents more than or less than one share of such underlying equity, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to, changing quantities and classes of such non-U.S. stock. On and after the change date, for all purposes, including the determination of the closing price and final price on any interest observation date or autocall observation date and the valuation date, respectively, the closing price of the non-U.S. stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described above in “General Terms of the Notes — Reorganization Events”, unless otherwise specified in the applicable pricing supplement.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted or trading of the original ETF is suspended on the primary exchange for the ETF, and the ETF is immediately re-listed or approved for trading on a successor exchange, then the original ETF will continue to be deemed the underlying equity.

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If an ETF serving as the underlying equity is delisted or trading of the ETF is suspended on the primary exchange for the ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange or the ETF is otherwise discontinued, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the ETF, which is listed or approved for trading on a major U.S. exchange or market, whose ETF (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same target index as the original ETF or underlying constituents of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to its underlying constituents and any target index, market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes by reference to the substitute ETF and such adjusted terms. If the substitute ETF is quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute ETF on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “General Terms of the Notes — Reorganization Events”.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the closing price of the original ETF by reference to a basket comprised of (i) the underlying constituents of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying constituents of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the relevant underlying equity and the calculation agent will make any required adjustment to the initial price, share delivery amount, interest barrier, trigger price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes by reference to the replacement basket and such adjusted terms. If the replacement basket includes any equity or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “General Terms of the Notes — Reorganization Events”.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF on each remaining trading day to, and including, the valuation date.

If at any time the target index or the underlying constituents of an underlying ETF is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the closing prices of the underlying equity by reference to the price of the shares of the ETF as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

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Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “General Terms of the Notes — Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Note. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B, after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars, for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five (5) business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

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Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your Notes upon an automatic call or at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment or delivery in accordance with the applicable procedures of the depositary.

Regular Record Dates for Contingent Interest Payments

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a payment on the Notes will be the business day prior to the interest payment date.

Trading Day

A “trading day” for an underlying equity is a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary U.S. exchange(s) or market(s) on which such underlying equity is listed or admitted for trading. With respect to an underlying equity issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is scheduled to be generally conducted on the primary non-U.S. exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus. The settlement date, interest payment dates, call settlement dates and maturity date for your Notes will be the dates specified in the applicable pricing supplement, unless such specified date is not a business day, in which case the applicable date will be the next following business day.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Notes without notice. The calculation agent will make all determinations regarding the payments at maturity, market disruption events, antidilution and reorganization events, business days, trading days, the default amount, the initial price, the final price, the trigger price, the interest barrier, the contingent interest payment payable in respect of any interest payment date, the share delivery amount and all other determinations with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

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Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

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Use of Proceeds and Hedging

The net proceeds from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases and sales of the underlying equity or underlying constituents, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets prior to, on and/or after the applicable trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we or our affiliates may:

➢	acquire or dispose of long or short positions of an underlying equity or and/or the underlying constituents;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the above instruments;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or non-U.S. underlying equity or underlying constituents; or
➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the valuation date for your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Notes from time to time and the payment at maturity of your Notes. See “Risk Factors” in this product supplement for a discussion of these adverse effects.

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Supplemental U.S. Tax Considerations

The U.S. federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material U.S. federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The applicable pricing supplement may contain a further discussion of the special federal income tax consequences applicable to certain securities. The summary of the federal income tax considerations contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith.

This discussion does not address the U.S. federal income tax (or other tax) consequences of owning or disposing of the underlying equity you may receive at maturity. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying asset. You should consult your tax advisor regarding the potential U.S. federal income tax consequences of owning or disposing of the underlying equity.

This discussion applies to you only if you acquire your Notes upon initial issuance and hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or currencies;
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
➢	a bank or other financial institution;
➢	a regulated investment company or a real estate investment trust;
➢	a life insurance company;
➢	a tax exempt organization, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
➢	a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying equities; or
➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your own tax advisor concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S.

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Supplemental U.S. Tax Considerations

is able to exercise primary supervision over its administration, and one or more U.S. persons are authorized to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

In addition, we will not attempt to ascertain whether any underlying equity issuer or underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange, automatic call, redemption or maturity of a Note. You should refer to information filed with the Securities and Exchange Commission or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC or USRPHC.

No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in a Note are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of having agreed to the required tax treatment of your Notes described below and as to the application of state, local or other tax laws to your investment in your Notes. The risk that the Notes would be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before the receipt of any cash) and short-term capital gain or loss (even if held for a period longer than one year), is greater than with other equity-linked securities that do not guarantee repayment of principal.

Tax Treatment of the Notes

Unless otherwise specified in the applicable pricing supplement, we expect our counsel, Cadwalader, Wickersham & Taft LLP, would be able to opine that it would be reasonable to treat your Notes as pre-paid derivative contracts with respect to the underlying equity with associated contingent interest payments for U.S. federal income tax purposed and the terms of the Notes require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the IRS and U.S. holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Tax Consequences to U.S. Holders

Treatment of Contingent Interest Payments.

Although the tax treatment of the contingent interest payments is unclear, we intend to treat such contingent interest payments (including any contingent interest payment paid on or with respect to the maturity date or an automatic call) as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purpose. Generally, for cash-basis taxpayers this would require such contingent interest payments be included in income when received and for accrual basis taxpayers when the right to, and amount of, such contingent interest payment is fixed.

Tax Treatment on the Sale, Exchange, Automatic Call or Redemption.

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Supplemental U.S. Tax Considerations

Consistent with the tax characterization of the Notes set forth above, you should generally realize capital gain or loss on the sale, exchange, or receipt of cash upon an automatic call or redemption at maturity of your Notes in an amount equal to the difference between the amount realized (other than pursuant to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) at such time and your tax basis in the Notes. Your tax basis in a Note should generally be the price you paid for your Notes. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an interest observation date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Tax Treatment of Physical Settlement.

If you receive shares on the underlying equity, you should be deemed to have applied the purchase price of your Note toward the purchase of the shares you receive. You should not recognize gain or loss with respect to the receipt of those shares. Instead, assuming contingent interest payments are properly treated as ordinary income, consistent with the position described above, your basis in the underlying equity received should equal the price you paid to acquire your Note, and that basis will be allocated proportionately among the shares. Your holding period for the shares of the underlying equity will begin on the day after receipt. With respect to any cash received in lieu of a fractional share the underlying equity, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the share delivery amount is treated as a taxable settlement of the Notes followed by a purchase of the shares of the underlying equity pursuant to the original terms of the Notes. If the receipt of the share delivery amount is so treated, (i) you should recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash you receive in lieu of a fractional share, if any, and the amount you paid for your Note, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.

Alternative Treatments

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Contingent Payment Debt Instrument.

If the Notes have a term of greater than one year, it is possible that your Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income as original issue discount over the term of your Notes based upon our “comparable yield” at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes with the result that your taxable income in any year could differ significantly from the contingent interest payments, if any, you receive in that year. You would recognize gain or loss upon the sale, automatic call, or redemption at maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Note and decreased by any payments of contingent interest payments. Any gain you recognize upon the sale, call, or redemption on maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement. If you receive a loss above certain thresholds, you could be required to file a disclosure statement.

If the rules governing contingent interest payment obligations apply, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

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Supplemental U.S. Tax Considerations

Contingent Short-Term Debt Instrument.

It is possible the Notes could be treated as a debt instrument subject to special rules for short-term debt instruments. However, there are no specific rules dealing with short-term debt instruments that provide for contingent interest payments. You should consult your tax advisor as to the tax consequences of such a characterization.

Other Alternative Treatments.

Additionally, it is possible that your Notes could be treated as a cash settled put option written by you and a deposit in cash equal to the amount you have invested paid to secure your obligations under the put option. Under this characterization, you would be required to accrue interest income (which may exceed in any tax year any contingent interest payments) on such deposit over the term of the Notes based on the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to such deposit and if the Notes are not called, you may realize short term capital loss on the maturity date.

Additionally, certain proposed Treasury regulations require the accrual of income on a current basis for contingent interest payments made under certain “notional principal contracts”. The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. If the IRS or the U.S. Treasury Department successfully treated the Notes as notional principal contracts or publishes future guidance requiring current economic accrual for contingent interest payments on forward or other derivative contracts, it is possible that you could be required to accrue income over the term of the Notes in excess of contingent interest payments.

It is also possible that the contingent interest payments would be treated for U.S. federal income tax purposes as a return of capital which would reduce your tax basis in your Notes and result in greater gain or smaller loss on the sale, exchange, automatic call, redemption or maturity of your Notes.

The IRS could also possibly assert that (i) you should be treated as owning the underlying equity, (ii) you should be required to accrue interest income over the term of your Notes in addition to any contingent interest payments you receive, (iii) all or a portion of any gain or loss that you recognize upon the sale, exchange, automatic call, redemption or maturity of the Notes (in addition to any amounts attributable to any unpaid contingent interest payment, discussed above) should be treated as ordinary gain or loss or short-term capital gain or loss without regard to how long you have held the Notes or (iv) you should be required to recognize taxable gain upon a rollover, rebalancing or replacement, if any, of the components of an underlying equity. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations and treatments of your Notes for U.S. federal income tax purposes.

Constructive Ownership Transactions.

If your Notes are linked to a regulated investment company (including certain exchange traded funds), real estate investment trust, partnership or passive foreign investment company (each, a “pass-thru entity”) it is also possible that the IRS could assert that your Notes should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, automatic call, or redemption on maturity of your Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of ‘‘net underlying long-term capital gain’’(as defined in Section 1260 of the Code) that you would have realized had you purchased an actual interest in the pass-thru entity on the date you purchased your Notes and sold such interest in the pass-thru entity on the date of the sale, exchange, automatic call, redemption or maturity of the Notes (the ‘‘Excess Gain’’). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange or maturity of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Notes). It is not clear how

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Supplemental U.S. Tax Considerations

the ‘‘net underlying long-term capital gain’’ would be computed in respect of the Notes. Accordingly, you should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Possible Change in Law

The IRS has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupon payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Additionally, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked-to-market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Asset Reporting

U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified

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Supplemental U.S. Tax Considerations

foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange, automatic call or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Non-U.S. Holders

The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to Section 871(m) and FATCA (as discussed below), we currently do not intend to withhold any tax on any contingent interest payment made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

In general, gain realized on the sale, exchange, automatic call, redemption or maturity of the Notes by a non- U.S. holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non- U.S. holder in the U.S., or
➢	the non- U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the U.S..

If the gain realized on the sale, exchange, automatic call, redemption or maturity of the Notes by the non- U.S. holder is described in either of the two preceding bullet points, the non- U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. You may be subject to adverse U.S. federal income tax consequences of owning the underlying equity, including being subject to U.S. withholding tax on any dividends received in respect of the underlying equity. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

Section 897. We will not attempt to ascertain whether the underlying equity issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the underlying equity issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of the underlying equity or a Note upon a sale, exchange, redemption or other taxable disposition of the underlying equity or Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 1.% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Notes as United States real property interests.

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Supplemental U.S. Tax Considerations

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of the underlying asset or basket asset), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

If you are not a U.S. holder, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes and any underlying equity received, as well as any tax

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Supplemental U.S. Tax Considerations

consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying equity issuer).

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Certain ERISA Considerations

We, UBS Securities LLC, and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Note Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Notes will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

PS-53

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC., and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC. intends to resell the offered Notes at the original issue price to public applicable to the offered Notes to be resold. UBS Securities LLC may resell the Notes to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and reallow those other securities dealers all or part of the discount they receive from UBS Securities LLC. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

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